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               [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                                                    Exhibit 5.1
                                                                    -----------


                               October 21, 1999

bamboo.com, Inc.
124 University Avenue
Palo Alto, CA 94301

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 21, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the Amended and Restated 1998 Employee, Director and Consultant Stock Plan (as to 6,612,975 shares) and of the 1999 Employee Stock Purchase Plan (as to 700,000 shares) (collectively, the "Plans" and the "Shares" as appropriate). As legal counsel for bamboo.com, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ WILSON SONSINI GOODRICH & ROSATI